AMENDMENT NO. 1 TO

                            SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

         Filed by the Registrant /X/
         Filed by a Party other than the Registrant / /

         Check the appropriate box:

         /X/ Preliminary Proxy Statement
         / / Confidential, for Use of the Commission Only (as permitted by Rule
             14a-6(e)(2))
         / / Definitive Proxy Statement
         / / Definitive Additional Materials
         / / Soliciting Material Pursuant to ss.240.14a-11(c) or ss.240.14a-12


                              CARVER BANCORP, INC.
                (Name of Registrant as Specified In Its Charter)


     (Name of Person(s) Filing Proxy Statement if other than the Registrant)



         Payment of Filing Fee (Check the appropriate box):
         /X/ No fee required.
         / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
             0-11.

             (1) Title of each class of securities to which transaction applies:

             (2) Aggregate number of securities to which transaction applies:

             (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

             (4) Proposed maximum aggregate value of transaction:

             (5) Total fee paid:

         / / Fee paid previously with preliminary materials.
         / / Check box if any part of the fee is offset as provided by Exchange
             Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

             (1) Amount Previously Paid:

             (2) Form, Schedule or Registration Statement No.:

             (3) Filing Party:

             (4) Date Filed:

                      [LETTERHEAD OF CARVER BANCORP, INC.]

                                               January __, 2000
Dear Stockholder:

     You are cordially invited to attend the annual meeting of stockholders of Carver Bancorp, Inc. ("Carver"), the holding company for Carver Federal Savings Bank, which will be held on February 24, 2000 at 10:00 a.m., at the Schomburg Center, 515 Malcolm X Boulevard at 135th Street, New York, New York (the "Annual Meeting").

     The attached Notice of Annual Meeting of Stockholders and Proxy Statement describe the formal business to be transacted at the Annual Meeting. Directors and officers of Carver, as well as representatives of KPMG LLP, the accounting firm appointed by the Board of Directors to be Carver's independent auditors for the fiscal year ending March 31, 2000, will attend the Annual Meeting. In addition, management will report on the operations and activities of Carver, and there will be an opportunity for you to ask questions about Carver's business.

     The Board of Directors of Carver unanimously recommends a vote "FOR" each of Carver's nominees for election as director, David R. Jones (Chairman of the Board) and David N. Dinkins (Director), in proposal one and "FOR" the ratification of KPMG LLP as our independent auditors, in proposal two to be considered at the Annual Meeting.

     For the reasons set forth in the Proxy Statement, the Board of Directors of Carver has determined that proposal three, a stockholder proposal, scheduled to be considered at the Annual Meeting if properly introduced at the Meeting, is not in the best interests of Carver and its stockholders and unanimously recommends a vote "AGAINST" proposal three.

     Please complete, sign and return the accompanying white proxy card promptly, whether or not you plan to attend the Annual Meeting. YOUR VOTE IS IMPORTANT REGARDLESS OF THE NUMBER OF SHARES YOU OWN. VOTING BY PROXY WILL NOT PREVENT YOU FROM VOTING IN PERSON AT THE ANNUAL MEETING BUT WILL ASSURE THAT YOUR VOTE IS COUNTED IF YOU CANNOT ATTEND.

     The Board of Directors, management and employees of Carver appreciate your support. We hope that you will join us at the Annual Meeting and that your commitment to Carver will continue as we achieve our goal of building a stronger and improved Carver -- together.

                                          Sincerely yours,


                                          Deborah C. Wright
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER

                              CARVER BANCORP, INC.
                              75 WEST 125TH STREET
                          NEW YORK, NEW YORK 10027-4512

                    ========================================
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON FEBRUARY 24, 2000
                    ========================================


     NOTICE IS HEREBY GIVEN that the annual meeting of stockholders of Carver Bancorp, Inc. ("Carver") for the fiscal year ended March 31, 1999 will be held on February 24, 2000 at 10:00 a.m., at the Schomburg Center, 515 Malcolm X Boulevard (also known as Lenox Avenue) at 135th Street, New York, New York (the "Annual Meeting"). At the Annual Meeting, stockholders will be asked to consider and vote upon the following matters:

     1. To elect two directors, each to serve for a three-year term expiring at the annual meeting of stockholders for the fiscal year ending March 31, 2002 and until their respective successors have been elected and qualified;

     2. To ratify the appointment of KPMG LLP as independent auditors for Carver for the fiscal year ending March 31, 2000;

     3. To consider and vote upon a stockholder proposal, opposed by the Board of Directors, if properly introduced at the Annual Meeting.

     If any other matters properly come before the Annual Meeting, including, among other things, a motion to adjourn or postpone the Annual Meeting to another time and/or place for the purpose of soliciting additional proxies or otherwise, the persons named in this proxy statement will vote on such matters using their best judgement. As of the date of this proxy statement, Carver's management is not aware of any other such business.

     Pursuant to the Bylaws of Carver, the Board of Directors has fixed January 11, 2000 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. Only stockholders of Carver as of the close of business on the record date will be entitled to vote at the Annual Meeting or any adjournment or postponement thereof. A list of stockholders entitled to vote at the Annual Meeting will be available at Carver Federal Savings Bank, 75 West 125th Street, New York, New York, for a period of ten days prior to the Annual Meeting and will also be available at the Annual Meeting.


WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED WHITE PROXY CARD AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE IN THE MANNER DESCRIBED IN THE ATTACHED PROXY STATEMENT.


                                           By Order of the Board of Directors,



                                           Walter T. Bond
                                           VICE PRESIDENT AND SECRETARY
New York, New York
January __, 2000

                              CARVER BANCORP, INC.
                              75 WEST 125TH STREET
                          NEW YORK, NEW YORK 10027-4512

                               -------------------

                                 PROXY STATEMENT

                               -------------------

                         ANNUAL MEETING OF STOCKHOLDERS
                                FEBRUARY 24, 2000

                        =================================

                               GENERAL INFORMATION

                        =================================


GENERAL

     This proxy statement and accompanying white proxy card are being furnished to stockholders of Carver Bancorp, Inc., in connection with the solicitation of proxies by the Board of Directors of Carver to be used at the annual meeting of stockholders for the fiscal year ended March 31, 1999 ("fiscal 1999") to be held on February 24, 2000 at 10:00 a.m., at the Schomburg Center, 515 Malcolm X Boulevard at 135th Street, New York, New York, and at any adjournment or postponement thereof (the "Annual Meeting"). The accompanying Notice of Annual Meeting and this proxy statement are being first mailed to stockholders on or about January [__], 2000.

     Carver, a Delaware corporation, operates as a savings and loan association holding company for Carver Federal Savings Bank. In this proxy statement, we refer to Carver Bancorp as "Carver" and Carver Federal Savings Bank as "Carver Federal."


PROXY CONTEST PENDING

     You may receive proxy soliciting materials from Boston Bank of Commerce ("BBOC") and its affiliate, BBC Capital Markets, Inc. ("BBC") on behalf of their own nominees to Carver's Board of Directors. These nominees have NOT been endorsed by your Board. We urge stockholders not to return any proxy they receive from BBOC or BBC. On January 19, 2000, BBC filed a lawsuit in the Delaware Court of Chancery encaptioned BBC CAPITAL MARKETS, INC. V. CARVER BANCORP, INC., ET AL. in connection with the Annual Meeting and the voting of proxies at the Meeting.

        YOUR BOARD OF DIRECTORS URGES YOU TO VOTE FOR CARVER'S NOMINEES, DAVID R. JONES (CHAIRMAN OF THE BOARD) AND DAVID N. DINKINS (DIRECTOR).

     Carver is not responsible for the accuracy of any information provided by or relating to Carver contained in any proxy materials filed or disseminated by BBOC or BBC or any other statement they may make.

WHO CAN VOTE

     The Board of Directors of Carver has fixed the close of business on January 11, 2000 as the record date for determining stockholders entitled to receive notice of and to vote at the Annual Meeting. Only stockholders of record at the close of business on that date will be entitled to vote at the Annual Meeting. At the close of business on January 11, 2000, the outstanding stock of Carver entitled to receive notice of and to vote at the Annual Meeting consisted of 2,314,275 shares of common stock, par value $.01 per share (the "Common Stock"), 40,000 shares of Series A Convertible Preferred Stock, par value $.01 per share (the "Series A Preferred Stock") and 60,000 shares of Series B Convertible Preferred Stock (the "Series B Preferred Stock"). We refer to the Common Stock, Series A Preferred Stock and Series B Preferred Stock individually or collectively as "Voting Stock." The holders of record of a majority of the total number of votes eligible to be cast in the election of directors, represented in person or by proxy, constitutes a quorum for the transaction of business at the Annual Meeting.

HOW MANY VOTES YOU HAVE

     Each holder of shares of Common Stock outstanding on January 11, 2000 will be entitled to one vote for each share held of record (other than Excess Shares, as defined below) upon each matter properly submitted at the Annual Meeting.

     Each holder of Series A Preferred Stock outstanding on January 11, 2000 is entitled to 2.083 votes per share on each matter that is voted on at the Annual Meeting. Each holder of Series B Preferred Stock outstanding on January 11, 2000 is entitled to 2.083 votes per share on each matter that is voted on at the Annual Meeting. The Common Stock, Series A Preferred Stock and Series B Preferred Stock will vote together as a single class on all matters to be voted on at the Annual Meeting.

     As provided in Carver's Certificate of Incorporation, record holders of Voting Stock who beneficially own in excess of 10% of the outstanding shares of Voting Stock ("Excess Shares") shall be entitled to cast only one one-hundredth of one vote per share for each Excess Share. A person or entity is deemed to beneficially own shares owned by an affiliate or associate as well as by persons acting in concert with such person or entity. Carver's Certificate of Incorporation authorizes the Board of Directors to interpret and apply the provisions of the Certificate of Incorporation and Bylaws governing Excess Shares and to determine on the basis of information known to it after reasonable inquiry all facts necessary to ascertain compliance with the Certificate of Incorporation, including, without limitation: (1) the number of shares of Voting Stock beneficially owned by any person or purported owner; (2) whether a person or purported owner is an affiliate or associate of, or is acting in concert with, any other person or purported owner; and (3) whether a person or purported owner has an agreement or understanding with any person or purported owner as to the voting or disposition of any shares of Voting Stock.

HOW TO VOTE

     Unless revoked prior to exercise, all properly executed proxy cards received by Carver will be voted in accordance with the instructions marked on the proxy card. IF YOU DO NOT GIVE US ANY INSTRUCTIONS, SIGNED WHITE PROXY CARDS WILL BE VOTED FOR THE ELECTION OF CARVER'S

NOMINEES FOR ELECTION AS DIRECTORS ("PROPOSAL ONE"), FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS FOR CARVER ("PROPOSAL TWO") AND AGAINST THE STOCKHOLDER PROPOSAL DESCRIBED IN THIS PROXY STATEMENT ("PROPOSAL THREE").

     IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED APPROPRIATE DOCUMENTATION FROM YOUR STOCKHOLDER OF RECORD TO VOTE PERSONALLY AT THE ANNUAL MEETING.

VOTES REQUIRED

     PROPOSAL ONE. Directors are elected by a plurality votes. This means that the two nominees for director who receive the most votes will be elected. So, if you do not vote for a nominee your vote will not count "for" or "against" the nominee. If you "withhold authority" for any nominee your vote will not count "for" or "against" the nominee, unless you properly submit a new proxy card or vote at the Annual Meeting. You may not vote your shares cumulatively for the election of directors. Cumulative voting is a type of voting that allows a stockholder to cast as many votes for directors as the stockholder has shares of stock multiplied by the number of directors to be elected.

     If your shares are held in "street name," and there is an election contest, your broker may not vote your shares without receiving instructions from you. Shares that are not voted by a broker are called "broker non-votes." Shares underlying broker non-votes will have no effect on the election of directors.

     PROPOSAL TWO AND PROPOSAL THREE. The ratification of the Board of Directors' appointment of KPMG LLP as Carver's independent auditors and the approval of the stockholder proposal each require the affirmative approval of a majority of the number of votes eligible to be cast by the holders of Voting Stock present and entitled to vote at the Annual Meeting. So, if you "abstain" from voting on either of these proposals, it has the same effect as if you voted "against" the proposal. Broker non-votes will have no effect on the outcome of these proposals.

     Management is not aware of any matters other than those set forth in the Notice of Annual Meeting of Stockholders that may be brought before the Annual Meeting. If any other matters properly come before the Annual Meeting, including, among other things, a motion to adjourn or postpone the Annual Meeting to another time or place or both for the purpose of soliciting additional proxies or otherwise, the persons named in the accompanying white proxy card will vote the shares represented by all properly executed proxies on such matters in such manner as shall be determined by a majority of the Board of Directors of Carver.

REVOCABILITY OF PROXIES


     If you are a stockholder whose shares are registered in your name, you may revoke your grant of proxy at any time before it is voted by:


          o    filing a written revocation of the proxy with Carver's Secretary;

          o    submitting a signed proxy card bearing a later date;

          o    attending and voting in person at the Annual Meeting.


          o If you are a stockholder whose shares are not registered in your name you may revoke your proxy by contacting your bank or broker for instructions.


We are soliciting proxies only for the Annual Meeting. If you grant us a proxy to vote your shares, the proxy will only be exercised at the Annual Meeting.

SOLICITATION OF PROXIES

     In addition to solicitation by mail, certain directors, officers and employees of Carver may solicit proxies for the Annual Meeting from Carver stockholders personally or by telephone or telegram without additional remuneration therefor. Carver will also provide persons, firms, banks and corporations holding shares in their names or in the names of nominees, which in either case are beneficially owned by others, proxy material for transmittal to such beneficial owners and will reimburse such record owners for their expenses in doing so.


     Carver has retained the proxy solicitation firm of Morrow & Co., Inc. to assist in the solicitation of proxies. Pursuant to Carver's agreement with Morrow, it will provide various proxy advisory and solicitation services for Carver at an anticipated cost of $75,000 plus reasonable out-of-pocket expenses and indemnification against certain liabilities. It is expected that Morrow will use up to approximately 30 persons in such solicitation.

     Although no precise estimate can be made at this time in, as a result of the election contest, Carver anticipates that the aggregate amount to be spent by Carver in connection with the solicitation of proxies by Carver will be approximately $150,000 of which approximately $50,000 has been incurred to date. This amount includes legal fees, printing costs and the fees payable to Morrow, but excludes (1) the salaries and fees of officers, directors, and employees of Carver, (2) the normal expense of an uncontested election and (3) the costs and expenses, including legal fees and expenses, in connection with the BBC litigation related to the Annual Meeting which cannot be estimated at this time. See "Proxy Contest Pending" in this proxy statement. The aggregate amount to be spent will vary depending on, among other things, any developments that may occur in the event of an election contest.



                 ==============================================

                               SECURITY OWNERSHIP
                   OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

                 ==============================================

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The following table sets forth, as of January 11, 2000, certain information as to shares of Voting Stock beneficially owned by persons owning in excess of 5% of Carver's outstanding Voting Stock. Carver knows of no person, except as listed below, who beneficially owned more than 5% of any class of the outstanding shares of our Voting Stock as of January 11, 2000. Except as otherwise indicated, the information provided in the following table was obtained from filings with the Securities and Exchange Commission ("SEC") and with Carver pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Addresses provided are those listed in the filings as the address of the person authorized to receive notices and communications. For purposes of the table below and the table set forth under "Security

Ownership of Management," in accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of stock (1) over which he or she has or shares, directly or indirectly, voting or investment power, or (2) of which he or she has the right to acquire beneficial ownership at any time within 60 days after January 11, 2000. As used in this proxy statement, "voting power" is the power to vote or direct the voting of shares and "investment power" includes the power to dispose or direct the disposition of shares.

                                                    AMOUNT AND    PERCENT OF
                                                     NATURE OF     SHARES OF
                    NAME AND ADDRESS                BENEFICIAL       CLASS
TITLE OF CLASS     OF BENEFICIAL OWNER               OWNERSHIP    OUTSTANDING(1)
--------------------------------------------------------------------------------
Common Stock      EQSF Advisers, Inc.                218,500(2)     9.44%
                  767 Third Avenue
                  New York, NY 10017

Common Stock      Carver Bancorp, Inc.               175,707(3)     7.59%
                  Employee Stock Ownership Plan
                  Trust (the "ESOP Trust")
                  75 West 125th Street
                  New York, NY 10027


Common Stock      Koch Asset Management, L.L.C.      175,550(4)     7.59%
                  1293 Mason Road
                  Town & Country, MO  63131

Common Stock      BBC Capital Market, Inc.           170,700(5)     7.38%
                  133 Federal Street
                  Boston, MA  02110

Series A          Morgan Stanley & Co.                40,000(6)     100%
Preferred Stock   Incorporated
                  1585 Broadway
                  New York, New York 10036

Series B          Provender Opportunities Fund L.P.   60,000(7)     100%
Preferred Stock   17 State Street
                  New York, NY  10004



(1) The total number of shares of Common Stock outstanding on December 15, 1999 was 2,314,275 shares. The total number of shares of Series A Preferred Stock outstanding on January 11, 2000 was 40,000 shares. The total number of shares of Series B Preferred Stock outstanding on January 11, 2000 was 60,000 shares.

(2) Based on a Schedule 13G, dated February 13, 1997, and filed with the SEC jointly by EQSF Advisers, Inc. ("EQSF") and Martin J. Whitman, the Chief Executive Officer and controlling person of EQSF. EQSF beneficially owns 218,500 shares of Common Stock. Mr. Whitman disclaims beneficial ownership of such stock. Third Avenue Value Fund, Inc., an investment Company registered under the Investment Company Act of 1940, has the right to receive dividends with respect to, and proceeds from the sale of, such shares. EQSF has sole voting and dispositive power over such shares.

(3) Based on a Schedule 13G, dated February 12, 1999, and filed with the SEC by the Carver Bancorp, Inc. Employee Stock Ownership Plan (the "ESOP") Committee (the "Administrative Committee"). The Administrative Committee established to administer the ESOP consists of officers of Carver Federal. The ESOP's assets are held in the ESOP Trust, for which HSBC (USA) serves as trustee (the "ESOP Trustee"). The Administrative Committee instructs the ESOP Trustee regarding the investment of funds contributed to the ESOP. Common Stock purchased by the ESOP Trust is held in a suspense account and allocated to participants' accounts annually based on contributions made to the ESOP by Carver Federal. Shares released from the suspense account are allocated among participants in proportion to their compensation, as defined in the ESOP, for the year the contributions are made, up to the limits permitted under the Internal Revenue Code of 1986 (the "Code"). The ESOP Trustee must vote all allocated shares held in the ESOP Trust in accordance with the instructions of participants. As of December 31, 1998, the most recent date for which allocation information is available, a total of 88,659 shares had been allocated, but not distributed, to participants. Under the ESOP, unallocated shares or shares for which no voting instructions have been received will be voted by the ESOP Trustee in the same proportion as allocated shares with respect to which the ESOP Trustee receives instructions. In the absence of any voting instructions with respect to allocated shares, the Board of Directors, on behalf of Carver, directs the voting of all shares of unallocated stock, or in the absence of such directions from the Board of Directors, the ESOP Trustee has sole discretion with respect to the voting of such shares. Each member of the Board of Directors disclaims beneficial ownership of the shares held in the ESOP Trust.

(4) Based on a Schedule 13G, dated February 25, 1999, and filed with the SEC jointly by Koch Asset Management, L.L.C. ("KAM") and Donald Leigh Koch, the sole Managing Member of KAM. KAM is a registered investment adviser which furnishes investment advice to individual clients by exercising trading authority over securities held in accounts on behalf of such clients (collectively, the "Managed Portfolios"). In its role as an investment adviser to its clients, KAM has sole dispositive power over the Managed Portfolios and may be deemed to be the beneficial owner of shares of Common Stock held by such Managed Portfolios. However, KAM does not have the right to vote or to receive dividends from, or proceeds from the sale of, the Common Stock held in such Managed Portfolios and disclaims any ownership associated with such rights.

     Mr. Koch may be deemed to have the power to exercise any dispositive power that KAM may have with respect to the Common Stock held by the Managed Portfolios. Mr. Koch, individually, owns and holds voting power with respect to Managed Portfolios containing approximately 25,000 shares of Common Stock, or an aggregate of approximately 1.1% of the total number of outstanding shares of Common Stock (the "Koch shares"). Other than with respect to the Koch shares, all shares reported in the Schedule 13G have been acquired by Koch Asset Management, L.L.C., and Mr. Koch does not have beneficial ownership, voting rights, rights to dividends, or rights to sale proceeds associated with such shares.


(5) Based on a Schedule 13D, dated April 2, 1999, as subsequently amended, and filed with the SEC filed jointly by The Boston Bank of Commerce, a Massachusetts Trust Company ("BBOC"), and BBC Capital Market, Inc., a Massachusetts corporation and wholly owned subsidiary of BBOC ("BBC Capital"). Kevin Cohee, the Chairman, President and Chief Executive Officer of BBOC, and Teri Williams, the Senior Vice President-Marketing/Human Resources of BBOC, collectively own as joint tenants 66.6% of the outstanding common stock of BBOC. Mr. Cohee and Ms. Williams disclaim beneficial ownership of the Common Stock owned beneficially by BBOC or BBC Capital. BBOC and BBC Capital have sole voting and sole dispositive power over all of the shares of Common Stock shown.


(6) Morgan Stanley & Co. Incorporated ("Morgan Stanley") holds 40,000 shares of the Carver's Series A Preferred Stock which Carver issued on January 11, 1999 through a private placement. The Series A Preferred Stock accrues annual dividends at $1.96875 per share. Dividends are payable semi-annually commencing on June 15 and December 15 of each year. Each share of Series A Preferred Stock was purchased for $25.00 and is convertible at the option of the holder at any time into 2.083 shares of Carver's Common Stock, subject to certain antidilution adjustments. Carver may redeem the Series A Preferred Stock beginning January 15, 2004. In the event of any liquidation, dissolution or winding up of Carver, whether voluntary or involuntary, the holders of the shares of Series A Preferred Stock shall be entitled to receive $25 per share of Series A Preferred Stock plus all dividends accrued and unpaid thereon. Morgan Stanley is deemed to have beneficial ownership of 83,333 shares of Carver's Common Stock since it may elect to convert the Series A Preferred Stock at any time. Pursuant to a Securities Purchase Agreement, dated January 11, 2000, among Morgan Stanley, Provender (as defined below) and Carver, Morgan Stanley has agreed not to grant any proxies with respect to the Series A Preferred Stock or any Common Stock of Carver other than as recommended by Carver's Board of Directors without first obtaining Carver's prior consent.

(7) Provender Opportunities Fund L.P. ("Provender") holds 60,000 shares of the Carver's Series B Preferred Stock which Carver issued on January 11, 1999 through a private placement. The Series B Preferred Stock accrues annual dividends at $1.96875 per share. Dividends are payable semi-annually commencing on June 15 and December 15 of each year. Each share of Series B Preferred Stock was purchased for $25.00 and is convertible at the option of the holder at any time into 2.083 shares of Carver's Common Stock, subject to certain antidilution adjustments. Carver may redeem the Series B Preferred Stock beginning January 15, 2004. In the event of any liquidation, dissolution or winding up of Carver, whether voluntary or involuntary, the holders of the shares of Series B Preferred Stock shall be entitled to receive $25 per share of Series B Preferred Stock plus all dividends accrued and unpaid thereon. Provender is deemed to have beneficial ownership of 125,000 shares of Carver's Common Stock since it may elect to convert the Series B Preferred Stock at any time. Pursuant to a Securities Purchase Agreement, dated January 11, 2000, among Morgan Stanley (as defined above), Provender and Carver, Provender has agreed not to grant any proxies with respect to the Series B Preferred Stock or any Common Stock of Carver other than as recommended by Carver's Board of Directors without first obtaining Carver's prior consent.


SECURITY OWNERSHIP OF MANAGEMENT

     The following table sets forth information about the shares of Voting Stock beneficially owned by each director of Carver, by each named executive officer of Carver Federal identified in the Summary Compensation Table included in this proxy statement, and all directors and executive officers of Carver or Carver Federal, as a group as of January 11, 2000. Except as otherwise indicated, each person and each group shown in the table has sole voting and investment power with respect to the shares of Voting Stock indicated.

                                                        Amount and                      Amount and
                                                         Nature of                       Nature of        Percent of
                                                        Beneficial      Percent of      Beneficial         Series B
                                                       Ownership of       Common       Ownership of        Preferred
                                                          Common          Stock          Series B            Stock
           Name                      Title              Stock(1)(2)   Outstanding(3)  Preferred Stock     Outstanding
--------------------------- ------------------------ --------------- --------------- ------------------ ----------------
Deborah C. Wright (4)       President Chief
                            Executive Officer and
                            Director                     16,200              *               --               --
David N. Dinkins            Director                      4,221              *               --               --
Linda H. Dunham             Director                      3,521              *               --               --
Robert J. Franz             Director                      2,700              *               --               --
Pazel G. Jackson, Jr.       Director                      1,500              *               --               --
Herman Johnson, CPA(5)      Director                      7,354              *               --               --
David R. Jones              Chairman of the
                            Board, Director              10,554              *               --               --
Thomas L. Clark, Jr.(6)     Former President,
                            Chief Executive
                            Officer and Director         38,327           1.61               --               --
Frederick O. Terrell (7)    Director                    125,000           5.12           60,000              100
All directors, former directors and executive
officers as a group (15 persons) (8)(9)(10)(11)                                              --               --
                                                        301,767          11.54%          60,000              100%

----------------------

*    Less than 1% of outstanding Common Stock.

(1)  Includes 15,000, 20,829, 800, 800, 600, 600, 5,552 and 5,552 shares which may be acquired by Ms. Wright, Messrs. Clark and Dinkins, Ms. Dunham and Messrs. Franz, Jackson, Johnson and Jones, respectively, pursuant to options granted under the Carver Bancorp, Inc. 1995 Stock Option Plan (the "Option Plan"). Also includes the 828 shares that may be acquired by Mr. Clark under the Carver Bancorp, Inc. Incentive Compensation Plan (the "Incentive Compensation Plan").

(2)  Excludes 7,500, 7,254, 200, 200, 400, 400, 695 and 695 shares of restricted stock granted to Ms. Wright, Messrs. Clark and Dinkins, Ms. Dunham and Messrs. Franz, Jackson, Johnson and Jones, respectively, pursuant to the Carver Bancorp, Inc. Management Recognition Plan (the "MRP") and/or the Incentive Compensation Plan with respect to which such individuals have neither voting nor dispositive power.

(3) With respect to shares of Common Stock Common Stock, percentages with respect to each person or group of persons have been calculated on the basis of 2,314,275 shares, the total number of shares of Carver's Common Stock outstanding as of January 11, 2000, plus the number of shares of Common Stock which such person or group has the right to acquire within 60 days after January 11, 2000, by the exercise of stock options or the conversion of the Series B Preferred Stock.

(4) Ms. Wright was awarded 30,000 options to purchase Carver's Common Stock at a price per share of $8.125 under the Option Plan, 15,000 of which vested as of June 1, 1999, and the remainder of which vest in three equal installments of 5,000 beginning on June 1, 2000. Ms. Wright was also awarded 7,500 shares of restricted stock under the MRP, which will vest in three equal installments of 2,500 beginning on June 1, 2000.

(5) Includes 50 shares held jointly by spouse and son and 50 shares held individually by son over which Mr. Johnson has shared voting power and dispositive power.

(6) Includes 4,019 shares held by the trustee of the Carver Federal Savings Bank 401(k) Savings Plan in RSI Retirement Trust ("401(k) Plan") which are attributable to the account of Mr. Clark, as to which he shares voting and dispositive power, and 4,142 shares allocated to the account of Mr. Clark under the ESOP as to which such executive officers have sole voting power, but no dispositive power, except in limited circumstances. Mr. Clark was removed as President and Chief Executive Officer in January, 1999, and resigned as a director of Carver as of June 1, 1999.


(7) Includes 60,000 shares of the Series B Preferred stock owned by Provender Opportunities Fund L.P. ("Provender"). Provender is also deemed to have beneficial ownership of 125,000 shares of Common stock which represents 5.12% of Carver's outstanding Common Stock (since the Series B Preferred Stock may be converted at any time.) As a Managing General Partner of Provender, Mr. Terrell may be deemed to beneficially own such securities. Mr. Terrell disclaims beneficial ownership of such securities. For additional information regarding Provender's ownership of Carver's stock, see footnote 6 under "Security Ownership of Certain Beneficial Owners."


(8) Includes 2,454 shares in the aggregate held by the ESOP Trust that have been allocated as of December 31, 1998 to the individual accounts of executive officers under the ESOP and as to which an executive officer has sole voting power for the shares allocated to such person's account, but no dispositive power, except in limited circumstances. Also includes

     86,382 unallocated shares held by the ESOP Trust as to which the Board of Directors shares voting and dispositive power. Each member of the Board of Directors disclaims beneficial ownership of the shares held in the ESOP.

(9) Includes 105 shares in the aggregate attributable to the individual accounts of executive officers under the 401(k) Plan and as to which each executive officer has sole dispositive power for the shares allocated to such person's account and shared voting power with the members of the committee established to administer the 401(k) Plan.

(10) Includes 3,140 shares which may be acquired by executive officers pursuant to options granted under the Option Plan. Also includes 309 shares which may be acquired by the executive officers pursuant to options granted under the Incentive Compensation Plan. Excludes the 240 shares of restricted stock awarded to the executive officers under the MRP and Incentive Compensation Plan with respect to which such executive officers have neither voting nor dispositive power.


(11) Includes 125,000 shares of Common Stock issuable on conversion of the Series B Preferred Stock held by Provender Opportunities Fund L.P. Excluding the effect of the Series B Preferred Stock, the directors, former directors and executive officers of Carver own 176,767 shares of the Common Stock representing 7.65% of such securities. See footnote 6 above.

EXECUTIVE OFFICERS OF CARVER AND CARVER FEDERAL

     Since the completion of fiscal 1999, the year to which this proxy statement relates, Carver has restructured its management team of executive officers. As of the date of this proxy statement, Carver's executive officers are:


     WALTER T. BOND is a Vice President and Secretary. Mr. Bond joined Carver Federal in February 1993, as Assistant Vice President, Mortgage Lender. Mr. Bond was assigned to the position of Investment Officer in November 1995. Mr. Bond is Chairman of Carver Federal's Investment Committee and serves as Carver's Investor Relations Officer. Mr. Bond is a member of the New York Society of Securities Analysts and the Financial Managers Society. Mr. Bond is 41 years old.


     ANTHONY M. GALLENO is Vice President and Controller. After serving 35 years in the banking industry, Mr. Galleno joined Carver Federal in September, 1998. During his previous 35 years of experience, he served in various capacities including Senior Vice President-District Manager Community Lending (Home Savings of America, FSB), Senior Vice President-Chief Financial Officer (The Bowery Savings Bank), Vice President-Controller (The Bowery Savings Bank) and Senior Vice President-Corporate Secretary of both Home Savings of America, FSB-NY and The Bowery Savings Bank. He has served as a Board member of Home Savings of America, FSB-NY, The Bowery Savings Bank, Long Island Housing Partnership, Queens Child Guidance Center and various other organizations. Mr. Galleno is 58 years old.

     DAPHNE E. HESLOP is Senior Vice President and Chief Auditor. Ms. Heslop joined Carver Federal in November 1999. Ms. Heslop was previously employed by Roosevelt Savings Bank in Garden City, New York where she was Senior Vice President and Auditor and had been a member of the Audit department since 1984. Ms. Heslop received her B.S. in economics and accounting from the University of the West Indies and her M.B.A. from New York University. She received her designation as Certified Public Accountant in 1978 and is a Chartered Bank Auditor. Ms. Heslop is 57 years old.

     BENNY A. JOSEPH, II is Senior Vice President and Chief Lending Officer. Mr. Joseph joined Carver Federal in November 1999. Mr. Joseph most recently was Senior Vice President and Market Manager for New York State and New Jersey at Fleet Community Development Corporation, a position he held since January, 1998. During the previous two years, from January 1996 to December 1997, he was Vice President and Risk Manager for Fleet Bank in the Long Island, New York market where he managed $796 million in existing and committed loans. Mr. Joseph received his B.A. from Wesleyan University, and his Masters of Management Degree from the Kellogg School of Management at Northwestern University. Mr. Joseph is 44 years old.

     MARGARET D. PETERSON is Senior Vice President and Chief Administrative Officer, integrating Human Resources, Information Technology, Facilities and Vendor Management. Ms. Peterson joined Carver Federal in November 1999. Ms. Peterson came to Carver from Deutsche Bank where she served as a Compensation Planning Consultant in Corporate Human Resources. Ms. Peterson earned a B.S. from Pace University, a M.B.A. from Columbia University as a Citicorp Fellow, and has been designated a Certified Compensation Professional by the American Compensation Association. Ms. Petersen is 49 years old.

     JUDITH TAYLOR is Acting Senior Vice President and Chief of Retail Banking. Ms. Taylor joined Carver Federal in November 1999. Ms. Taylor was most recently with The Resolution Trust Corporation, where she served as CEO of four savings and loan associations. Prior to joining the Resolution Trust Corporation, Ms. Taylor was a Vice President at Chemical Bank. She brings over 30 years of experience to Carver. Ms. Taylor is 57 years old.


                              ====================

                                  PROPOSAL ONE

                              ====================


GENERAL

     The Certificate of Incorporation of Carver provides that Carver's Board of Directors shall be divided into three classes, as nearly equal in number as possible. The directors of each class serve for a term of three years, with one class elected each year. In all cases, directors serve until their successors are elected and qualified.

     Carver's Board currently consists of eight members. The terms of two directors expire at the Annual Meeting. Each of the two incumbent directors, David N. Dinkins and David R. Jones, Chairman of the Board, has been nominated by the Board of Directors to be re-elected at the Annual Meeting, each to serve for a term of three years and until their successors are elected and qualified.

     Each nominee has consented to being named in this proxy statement and to serve if elected. However, if any nominee is unable to serve, the shares represented by all properly executed proxies which have not been revoked will be voted for the election of such substitute as the Board of Directors may recommend, or the size of the Board of Directors may be reduced to eliminate the vacancy. At this time, the Board knows of no reason why any nominee might be unavailable to serve.


     As described under the caption "Board and Committee Meetings -- Nominating Committee" in this proxy statement, stockholders may nominate candidates for election to the Board of Directors. As of the date of this proxy statement, Carver had received three nominations for election as directors from two stockholders in connection with the Annual Meeting. Boston Bank of Commerce, and its affiliate, BBC Capital Markets, Inc., have filed proxy materials with the SEC regarding two of the stockholder nominees for election to the Board of Directors. Therefore, you may receive proxy soliciting materials from persons other than Carver on behalf of their nominees. These nominations have NOT been endorsed by Carver's Board of Directors. The Board of Directors unanimously recommends a vote for the election of Carver's nominees FOR election as directors.


           PLEASE MARK YOUR VOTE ON THE ENCLOSED WHITE PROXY CARD AND
            RETURN IT IN THE ENCLOSED WHITE POSTAGE-PREPAID ENVELOPE

INFORMATION WITH RESPECT TO NOMINEES AND CONTINUING DIRECTORS

     The following table sets forth certain information with respect to each of Carver's nominees for election as a director and each director whose term does not expire at the Annual Meeting ("Continuing Director"). There are no arrangements or understandings between Carver and any director or nominee pursuant to which such person was elected or nominated to be a director of Carver. For information with respect to the ownership of shares of the Common Stock by directors and Carver's nominees, see "General Information -- Security Ownership of Certain Beneficial Owners and Management -- Stock Ownership of Management."


                                   END
                                   OF       POSITION HELD WITH CARVER
       NAME             AGE (1)   TERM          AND CARVER FEDERAL       DIRECTOR SINCE(2)
---------------------  --------  ------   ---------------------------  -------------------
NOMINEES FOR A
THREE-YEAR TERM
EXPIRING IN 2002

David R. Jones            51      1999       Chairman of the Board           1989
                                                  and Director
David N. Dinkins          72      1999              Director                 1996

CONTINUING DIRECTORS

Deborah C. Wright         41      2001     President, Chief Executive        1999 (3)
                                              Officer and Director
Linda H. Dunham           49      2000              Director                 1996
Robert J. Franz           62      2000              Director                 1997
Pazel G. Jackson, Jr.     67      2001              Director                 1997
Herman Johnson, CPA       64      2001              Director                 1981
Frederick O. Terrell      45      2000              Director                 2000(4)

---------------------------

(1)  As of January 10, 2000.

(2) Includes terms as directors of Carver Federal prior to the incorporation of Carver in 1996.

(3) In accordance with Article VI, Section 3 of Carver's Certificate of Incorporation and Article IV, Section 10 of Carver's Bylaws, the Board appointed Ms. Wright as a director of Carver as of June 1, 1999, in order to fill the vacancy created by the resignation of Thomas L. Clark, Jr., who resigned as a director of Carver as of June 1, 1999. Mr. Clark's term as a director was scheduled to expire at the annual meeting of stockholders of Carver for the fiscal year ending March 31, 2001. Accordingly, Ms. Wright's current term as a director will expire at such meeting.


(4) Mr. Terrell became a director of Carver as of January 11, 2000. Mr. Terrell is also a member of Carver Federal's Board of Directors. In accordance with Carver's Bylaws, the Board expanded its membership to eight directors and appointed Mr. Terrell to the newly-created vacancy as of January 11, 2000. Mr. Terrell's term as a director will expire at the annual meeting of stockholders of Carver for the fiscal year ending March 31, 2000. Mr. Terrell's appointment is subject to the approval of the Office of Thrift Supervision, Carver Federal's primary federal regulator. See "Transactions with Certain Related Persons" in this proxy statement.

     The principal occupation and business experience of each nominee for election as director, and each Continuing Director is set forth below.

CARVER'S NOMINEES FOR ELECTION AS DIRECTORS

     DAVID R. JONES has been a director of Carver Federal since 1989. He was appointed Chairman of the Board in October, 1995. Mr. Jones is currently the President and Chief Executive Officer of the Community Service Society of New York ("CSS"). One of the nation's oldest and largest nonprofit social welfare organizations, the 150-year-old agency uses direct help, research, advocacy and litigation to alleviate the effects of poverty, focusing on the areas of education, health care delivery, income security and affordable housing. Under Mr. Jones' leadership, the endowment of CSS has grown to in excess of $120 million. Prior to joining CSS, Mr. Jones served for three years as Executive Director of the New York City Youth Bureau and as Special Advisor to Mayor Edward I. Koch. A member of the New York State and federal bars, he previously worked for four years as a corporate lawyer at the law firm of Cravath, Swaine & Moore. Earlier, he had been a clerk for federal Judge Constance Baker Motley and one of the last interns for U.S. Senator Robert F. Kennedy.

     Mr. Jones is currently on the boards of directors of the Upper Manhattan Empowerment Zone, the New York City Independent Budget Office, the Puerto Rican Legal Defense and Education Fund, and the New York Foundation. He also serves on the board of directors of the Prospect Park Alliance and is a member of the Board of Commissioners of the Black Leadership Commission on AIDS. An emeritus trustee of Wesleyan University, he also serves on the advisory boards of the John F. Kennedy School of Government of Harvard University and the Barnard-Columbia Center for Leadership on Urban Public Policy, and as a trustee of the New York Historical Society. Mr. Jones served for five years on the Board of the New York City Health and Hospitals Corporation. He is the author of the "Urban Agenda" column which appears in the AMSTERDAM NEWS and ethnic papers throughout the nation and host of a local cable television show of the same name. Mr. Jones earned his J.D. from the Yale Law School and his B.A. from Wesleyan University.

     DAVID N. DINKINS is currently a professor of public affairs at the Columbia University School of International and Public Affairs and a senior fellow of the Barnard-Columbia Center for Urban Policy. He also hosts a public affairs radio program, "Dialogue with Dinkins," on WLIB- AM, and continues to be an advocate for children, education, compassionate urban policy, and tolerance.

     The 106th Mayor of the City of New York, Mr. Dinkins began his career in public service in 1966 in the New York State Assembly, where he helped create the Search for Education, Elevation and Knowledge (SEEK) program, which provides low-income students with grants and educational assistance. He served as president of the New York Board of Elections from 1972 through 1973, during which time he established guidelines that encouraged wider voter registration. He was appointed City Clerk in 1975, a post he held for 10 years. He was elected President of the Borough of Manhattan in November 1985 and as Mayor of the City of New York in November 1989, serving a four-year term.

     Mr. Dinkins currently serves on the board of a number of non-profit and charitable organizations, many of which assist children and young people. Among them are the Association to Benefit Children; the Bard College Clemente Course in the Humanities; Body Sculpt of New York; the Children's Health Fund; the Federation of Protestant Welfare Agencies; Friends of the Nelson Mandela Children's Fund; the Andrew Goodman Foundation; Hope for Infants; the Howard Samuels Foundation; the International Tennis Hall of Fame; the Jazz Foundation of America; the Lenox Hill Neighborhood House; the National Urban Technology Center; the New York State International Partnership Program; the New York Junior Tennis League; the Prisoner's Legal Services of New York; and the U.S. Committee for UNICEF.

     Mr. Dinkins is the national chairman of the Black Leadership Commission on AIDS. He is the chairman of the board of the Constituency for Africa, and a member of the Advisory Board of Citizens for Service, the Ronald H. Brown Foundation, Shared Interest, and the South African- American Organization. He is a member of the Board of Advisors of the Aristide Foundation for Democracy, of the Advisory Group of the David C. Singler Foundation, of the Advisory Council of the Respect for Law Alliance, and of the Advisory Committee for T-Ball USA Association. He is a member of the President's Council of the New York City Mission Society; of the Steering Committee of the Association for a Better New York, and of the Honorary Board of Directors of the Rowell Foster Children's Positive Plan. He is an Honorary Life Trustee of the Community Service of New York, an Honorary Trustee of the Friends of Harlem Hospital, and a member of the Eastern Tennis Association Hall of Fame.

     Mr. Dinkins is also a member of the Council on Foreign Relations, the Taubman Center for State and Local Government at Harvard University's Kennedy School of Government and the Visiting Committee of the Robert J. Milano Graduate of Management and Urban Policy at the New School for Social Research.

            THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF CARVER'S NOMINEES FOR ELECTION AS DIRECTORS

CONTINUING DIRECTORS

     DEBORAH C. WRIGHT is currently President and Chief Executive Officer and a Director of Carver and Carver Federal, positions she assumed on June 1, 1999. Prior to assuming her current positions, Ms. Wright was President & CEO of the Upper Manhattan Empowerment Zone Development Corporation, a position she held since May 1996. She previously served as Commissioner of the Department of Housing Preservation and Development under Mayor Rudolph W. Giuliani from January 1994 through March 1996. Prior to that appointment, Ms. Wright was named to the New York City Housing Authority Board, by Mayor David N. Dinkins, which manages New York City's 189,000 public housing units. She serves on the boards of the Initiative for a Competitive Inner City, Empire State Development Corporation, PENCIL, Inc,, The Ministers and Missionaries Benefit Board of the American Baptist Churches, and the New York City Partnership, Inc. Ms. Wright earned A.B., J.D. and M.B.A. degrees from Harvard University.

     LINDA H. DUNHAM is an owner/operator of six McDonald's restaurants located in New York and New Jersey. She is a former banker from Chemical Bank with 16 years experience in retail and private banking. Her banking experience included the positions of Branch Manager, Deputy Branch Operations Coordinator with responsibility for 27 branches, and Account Officer of the Doctor's Group. Ms. Dunham is currently a member of the board of John Harms Theater,

Secretary of the Board of New York Oncology Society (Ronald McDonald House) and a member of the National Board of Ronald McDonald House Charities, where she is on the Finance and the Education and Social Responsibility Committees.

     ROBERT J. FRANZ is a retired Senior Vice President of Booz-Allen & Hamilton, Inc., and former head of the firm's financial industries information technology practice. His professional career has been focused on the financial services industries in technology and operations consulting, technology management and financial management. He began his career at The Travelers Corporation where he managed the implementation of one of the first large-scale on-line computer systems in the country. Subsequently, he founded and managed their Corporate Systems Department. Mr. Franz spent 12 years at Arthur Andersen & Co. in New York where he was partner-in-charge of their worldwide capital markets and insurance consulting practices. He also was a member of their global management team for the banking industries. Subsequently, he was Managing Director at Morgan Stanley where he was Controller and Director of Financial Planning and Analysis.

     PAZEL G. JACKSON, JR. is currently employed as a Senior Vice President in the Community Development Group of Chase Manhattan Bank. Since January, 1995, Mr. Jackson has been responsible for new business development in targeted markets throughout the United States. Mr. Jackson is also responsible for assisting the Chase Manhattan Mortgage Corporation's staff in the development and implementation of a national low and moderate income outreach program. Prior to joining Chase Manhattan Bank, Mr. Jackson served as the Senior Credit Officer of the Residential Mortgage Division of Chemical Bank. As Senior Credit Officer, Mr. Jackson was directly responsible for Credit and Risk Management which included oversight of the following areas: credit policy, underwriting, appraisals, quality control, portfolio administration, asset recovery (workouts), post-closing operations and supervision of the Affordable Housing Unit. Mr. Jackson's previous business experience also includes employment as a Senior Vice President in charge of Commercial and Residential Lending at The Bowery Savings Bank. Mr. Jackson joined The Bowery in 1969 and held various positions at this financial savings institution including, Senior Vice President, Assistant to the Chairman (1985-1986); Senior Vice President, Division Head, Real Estate Finance (1981-1985); Senior Vice President, Marketing Director (1977-1981); and Vice President, Asset Recovery (1973-1977). Mr. Jackson also served as Assistant Commissioner, New York City Department of Buildings (1967-1968) and as Chief of Engineering Design for the 1964-1965 New York World's Fair Corporation (1962-1966).

     HERMAN JOHNSON is currently self-employed as a certified public accountant in Brooklyn, New York, and has been so employed in such profession since 1962. The firm is believed to be one of the oldest minority (African-American) firms located in the City of New York. Mr. Johnson currently serves as Chairman of the Board of Trustees of Mt. Sinai Baptist Church in Brooklyn and has been a Trustee since 1966. He formerly served as a Trustee of the Interfaith Medical Center in Brooklyn from 1987 to 1991.

     FREDERICK O. TERRELL is currently Managing General Partner of Provender Opportunities Fund L.P., a private equity investment fund, and is also Managing Partner and Chief Executive Officer of Provender Capital Group, LLC, both of which are based in New York and Los Angeles. Prior to forming Provender in 1997, Mr. Terrell was at Credit Suisse First Boston from 1983 to 1996 where he most recently was a Managing Director and Partner with significant responsibilities within the financial institutions arena. He is a member of the boards of Pac Pizza,

LLC, Vanguarde Media, Inc., and USA Capital, LLC. In addition, Mr. Terrell is a member of the Board of Advisors of the Yale University School Management, the CORO Foundation, and is involved with numerous other community and civic activities.


BOARD AND COMMITTEE MEETINGS

     The Board of Directors of the Carver holds regular monthly meetings and holds special meetings as needed. During the fiscal year ended March 31, 1999, the Board met 12 times. No director attended fewer than 75%, in the aggregate, of the total number of Board meetings held while he or she was a member of the Board during fiscal 1999 and the total number of meetings held by committees on which he or she served during such fiscal year. The Board of Directors has standing Audit, Executive, Compensation and Nominating Committees, the nature and composition of which are described below.

     AUDIT COMMITTEE. The Audit Committee consists of Directors Herman Johnson (Chairman), Linda C. Dunham, Robert J. Franz, Pazel G. Jackson, Jr., David R. Jones and Deborah C. Wright (ex officio). This committee meets at least once annually to review and approve the independent audit report. This committee met one time during fiscal 1999. Carver Federal's audit committee met on a monthly basis during fiscal 1999.

     EXECUTIVE COMMITTEE. The Executive Committee is authorized to act as appropriate between meetings of the Board of Directors. Members of this committee are Directors Deborah C. Wright (Chairman), Linda H. Dunham, Robert J. Franz, Pazel G. Jackson, Jr., Herman Johnson and David R. Jones. This committee met six times during fiscal 1999.

     COMPENSATION COMMITTEE. The Compensation Committee consists of Directors David R. Jones (Chairman), Robert J. Franz, Herman Johnson, Pazel G. Jackson, Jr. and Deborah C. Wright (ex officio). This committee evaluates the performance of the executive officers and is authorized to establish the compensation of those individuals. This committee met one time during fiscal 1999.


     NOMINATING COMMITTEE. The Nominating Committee currently consists of Directors Linda H. Dunham (Chairman), Robert J. Franz, Pazel G. Jackson, Jr. and Deborah C. Wright (ex officio). The Nominating Committee did not meet during fiscal 1999. Since fiscal 1999, the Nominating Committee met twice. Only those nominations made by the Nominating Committee and stockholders whose nominations were made in accordance with Carver's Bylaws will be voted upon at the Annual Meeting. For a description of the proper procedure for stockholder nomination, see "Additional Information -- Notice of Business to be Conducted at Annual Meeting" in this proxy statement.


DIRECTORS' COMPENSATION

     DIRECTORS' FEES. Carver Federal's directors, other than the Chief Executive Officer, receive $600 per meeting attended of Carver Federal's Board of Directors, except that the Chairman receives a fee of $850 per meeting. In addition, the Chairman of the Board receives a quarterly retainer fee of $1,000. Fees for executive committee meetings are $700 per meeting and $475 for all other committee meetings. Ms. Wright does not receive fees for her attendance at meetings of either Carver's or Carver Federal's Board of Directors or their respective committees. Directors of Carver Federal also serve as directors of Carver, but do not receive additional fees for service as directors of Carver.

     DIRECTORS' RETIREMENT PLAN. Carver Federal maintains the Carver Federal Savings Bank Retirement Plan for Nonemployee Directors (the "Directors' Plan") to provide retirement benefits to directors of Carver Federal who are neither employees nor officers of Carver Federal. The Directors' Plan provides for a retirement benefit equal to the product of a director's "Vested Percentage" and the fees such director received for service on the Board during the calendar year preceding his or her retirement. A participant's "Vested Percentage" is based on his or her overall years of service on the Board of Directors of Carver Federal, and increases from 0% for less than six years of service, to 33% for between six and ten years of service, to 67% for between eleven and nineteen years of service and to 100% for more than twenty years of service. However, in the event a participant terminates service on the Board due to "disability" (as such term is defined in the Directors' Plan) or death, the participant's Vested Percentage becomes 100% regardless of his or her years of service. In the event of a director's death, a survivor benefit equal to 50% of the annual amount which would have been payable to such director had he or she survived will be paid to his or her surviving spouse. Carver Federal will pay such benefits from its general assets.

     OPTION PLAN. Carver maintains the Option Plan for the benefit of its directors and certain key employees. Under the Option Plan, each outside director who was a director on the effective date of the Option Plan was granted options to purchase 6,943 shares of Common Stock. Such options were granted on September 12, 1995 at an exercise price of $10.38 per share. Any individual who becomes an outside director following the effective date of the Option Plan will be granted options to purchase 1,000 shares of Common Stock with an exercise price equal to the fair market value of a share of Common Stock on the date of the grant. Options granted under the Option Plan generally vest in five equal annual installments commencing on the first anniversary of the effective date of the grant, provided the recipient is still a director of Carver or Carver Federal on such date. In September, 1997, the Option Plan was amended to provide the Compensation Committee with discretion to grant stock options that will vest and become exercisable pursuant to a vesting schedule that differs from the Plan's standard five-year schedule. The Option Plan continues to provide that upon the death or disability of an option holder, all options previously granted to such individual will automatically become exercisable.

     MANAGEMENT RECOGNITION PLAN. Carver maintains the MRP for the benefit of its directors and certain key employees. Under the MRP, each outside director who was a director on the effective date of the MRP received an automatic grant of 3,471 shares of restricted stock. Any individual who becomes an outside director following the effective date of the MRP will be granted 1,000 shares of restricted stock. Awards granted under the MRP will generally vest in five equal annual installments commencing on the first anniversary date of the award, provided the recipient is still a director of Carver or Carver Federal on such date. Awards will become 100% vested upon termination of service due to death or disability. When shares become vested and are distributed, the recipients will receive an amount equal to any accrued dividends with respect thereto. The MRP was also amended in September, 1997, to permit the Compensation Committee, in its discretion, to grant restricted stock awards with vesting schedules that differ from the Plan's standard five-year schedule.

     INCENTIVE COMPENSATION PLAN. Under the Incentive Compensation Plan, effective as of

September 12, 1995, directors and eligible employees may elect to defer the receipt of all or part of their future fees and/or compensation. Prior to the establishment of the Incentive Compensation Plan, Carver Federal maintained the Carver Federal Savings Bank Deferred Compensation Plan (the "Deferred Compensation Plan"). Amounts previously deferred under the Deferred Compensation Plan are now held and invested in accordance with the terms of the Incentive Compensation Plan. Pursuant to the terms of the Incentive Compensation Plan, any deferred amounts will be credited to a bookkeeping account in accordance with the terms of the deferred compensation agreement ("Deferred Compensation Agreement") entered into with the individual director or employee. Such accounts will be adjusted annually to reflect the investment return which would have resulted if such deferred amounts had been invested, based on the participant's choice, in one of the following: (1) Common Stock; (2) Carver Federal's highest annual rate of interest on 12-month certificates of deposit; or (3) the "Multiplier," which generally is the sum of certain indicators with respect to Carver Federal's performance, times 2 percent. A participant will receive distributions of deferred amounts in accordance with the terms of their respective Deferred Compensation Agreements. A participant may change the investment selection applicable to his or her account or elections as to the timing and form of distributions from such account only with respect to subsequently deferred fees or compensation.

EXECUTIVE COMPENSATION

     COMPENSATION COMMITTEE REPORT.

     THE REPORT OF THE COMPENSATION COMMITTEE OF CARVER (THE "COMPENSATION COMMITTEE") AND THE PERFORMANCE GRAPH SHALL NOT BE DEEMED TO BE INCORPORATED BY REFERENCE BY ANY GENERAL STATEMENT INCORPORATING BY REFERENCE THIS PROXY STATEMENT INTO ANY FILING UNDER THE SECURITIES ACT OF 1933 ("SECURITIES ACT") OR THE EXCHANGE ACT, EXCEPT TO THE EXTENT THAT CARVER SPECIFICALLY INCORPORATES THIS INFORMATION BY REFERENCE, AND SHALL NOT OTHERWISE BE DEEMED TO BE FILED UNDER THE SECURITIES ACT OR THE EXCHANGE ACT.

     The Compensation Committee is responsible for establishing the policies which govern employee annual compensation and stock ownership programs. The Compensation Committee met one time during fiscal 1999 to evaluate and make determinations with respect to the compensation of Carver's executive officers. In this regard, it should be noted that Mr. Clark, a member of the Compensation Committee during fiscal 1999, did not participate in any decisions affecting his compensation. Compensation decisions for fiscal 2000 will also be made by the Compensation Committee.

     The Compensation Committee annually reviews and makes recommendations to the Board of Directors regarding the compensation of Carver's executive officers, including the compensation of the Chief Executive Officer ("CEO") of Carver and Carver Federal. The overall compensation structure of Carver is aimed at establishing a total compensation package that both rewards strong individual and Carver Federal performance and remains competitive with compensation levels at similar institutions.

     For fiscal 1999, base salaries were set at levels determined, in the subjective judgment of the Compensation Committee, to be commensurate with the respective executive officer's customary duties and responsibilities. Benefit plans, consisting of a pension plan, 401(k) Plan, ESOP and group insurance coverages, are designed to provide for the health and welfare of all employees, including the executives, and their families, as well as for their long-term financial and retirement needs.

     When determining salary levels, the Compensation Committee took into account awards to executives under the Option Plan, the MRP and the Incentive Compensation Plan. The Compensation Committee believes that incentive compensation should be an integral component of Carver Federal's total compensation package. The Compensation Committee concluded that, considering the prevailing salary levels combined with longer-term performance incentives using options and restricted stock, Carver Federal's compensation program constituted a total compensation package that was competitive with that of comparable institutions. The Compensation Committee reviews and updates Carver Federal's compensation program on an ongoing basis in order to continue to offer a total compensation package that provides incentive for strong individual performance and performance of Carver Federal and is competitive with comparable banking institutions.

     INCENTIVE COMPENSATION. The Incentive Compensation Plan provides for incentive compensation in the form of cash bonuses, stock options and restricted stock based upon the annual performance of Carver Federal in comparison to its pre-established goals. For each fiscal year, eligible employees will receive a bonus equal to 4% of such employee's compensation, multiplied by the lesser of 8 and the "Multiplier," which generally is the sum of certain indicators with respect to Carver Federal's performance. In addition, each such employee will receive a restricted stock award of shares having a market value equal to 30% of the employee's bonus and an option to purchase 4 times the number of shares of restricted stock awarded to such employee. No awards were made under the Incentive Compensation Plan for the fiscal year ended on March 31, 1999.

     STOCK OWNERSHIP PROGRAMS. The Compensation Committee believes that providing executive officers with significant stock ownership and stock options aligns the interests of executive officers with the interests of stockholders. In this regard, Carver maintains the ESOP, the Option Plan, the MRP and the Incentive Compensation Plan. Pursuant to the ESOP, each of Carver's executive officers has an individual account within the ESOP Trust which is invested primarily, if not exclusively, in employer securities, with the result that a portion of each executive officer's long-term retirement savings is tied to the performance of Carver.

     Following the adoption of the Option Plan, Carver Federal granted stock options to provide employees with an incentive for future performance through their equity interests in Carver. The size of the grants was based in part on practices of other similar institutions and in part on the executive officer's performance and position in the organization. The MRP is also designed to encourage valued executive officers to remain with Carver Federal through the potential of having increased equity interests in Carver. Following the adoption of the MRP, Carver made awards under the MRP to certain employees to retain these individuals and to reward the valuable efforts made by them to the productivity and success of Carver Federal.

     CHIEF EXECUTIVE OFFICER. Mr. Clark was removed from his position as Chief Executive Officer of Carver and Carver Federal in January, 1999. Accordingly, Mr. Clark was not awarded any stock option, restricted stock or bonus awards for fiscal 1999 and did not receive payment of compensation during fiscal 1999 other than the payment of his base salary for services rendered prior to his termination of employment.



                             THE BOARD OF DIRECTORS
                               Deborah C. Wright*
                                David N. Dinkins
                                Linda H. Dunham*
                                Robert J. Franz*
                              Pazel G. Jackson, Jr.
                              Herman Johnson, CPA*
                           David R. Jones (Chairman)*

----------------------
* Indicates a member of the Compensation Committee. Ms. Wright serves on the Compensation Committee as an ex officio member without power to vote. Mr. Clark served on the Compensation Committee as an ex officio member without power to vote until he was removed from his positions as President and CEO of Carver in January, 1999. Ms. Wright is a current member of the Compensation Committee, but was not a member of such Committee during fiscal 1999.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     One of the responsibilities of the Compensation Committee is to determine the level of compensation for executive officers of Carver and Carver Federal. There are no interlocks, as defined under the SEC's rules, between the Compensation Committee and corporate affiliates of members of the Compensation Committee or otherwise.

PERFORMANCE GRAPH

     Pursuant to the regulations of the SEC, set forth below is a line graph comparing the cumulative total return of the Common Stock with that of the American Stock Exchange ("AMEX") and the AMEX Stocks-Savings Institutions index for the period from October 25, 1994, the date that Carver Federal became a public company, through March 31, 1999. The Common Stock began trading on AMEX on May 21, 1997 under the symbol "CNY." Also presented below is a line graph comparing the cumulative total return of the Common Stock with that of The Nasdaq Stock Market and the Nasdaq Stocks Savings Institutions for the period presented in the AMEX performance graph. On October 17, 1996, Carver became the holding company for Carver Federal pursuant to the reorganization of Carver Federal and each share of Carver Federal's common stock was exchanged for one share of Common Stock. At that time, Carver replaced Carver Federal as the issuer listed by The Nasdaq Stock Market trading under the symbol "CARV." Accordingly, through October 17, 1996, the graphs below represent the performance of Carver Federal's common stock, and not the performance of Carver's Common Stock.

                      COMPARISON OF CUMULATIVE TOTAL RETURN
     AMONG CARVER BANCORP, INC., AMEX AND AMEX STOCKS - SAVINGS INSTITUTIONS




                                [GRAPHIC OMITTED]


---------------------------------------------------------------------------------------------------------------------
                                                      LEGEND

Symbol   CRSP Total Returns Index for:               10/1994   03/1995   03/1996   03/1997    03/1998  03/1999
------   -----------------------------               -------   -------   -------   -------    -------  -------

         CARVER BANCORP, INC.                         100.0      89.8     114.3     125.7      193.8    114.5

         AMEX Stock Market (US Companies)             100.0     105.8     130.0     127.5      177.7    175.5

         AMEX Stocks (SIC 6030-6039 US Companies)     100.0      93.2     165.5     201.9      285.8    210.2-
         Savings Institutions

Notes:
     A.   The lines represent yearly index levels derived from compounded daily returns that include all dividends.
     B.   The indexes are reweighted daily, using the market capitalization on the previous trading day.
     C.   If the yearly interval, based on the fiscal year-end, is not a trading day, the preceding day is used.
     D.   The index level for all series was set to $100.0 on 10/25/1994.
     E.   No trading activity was recorded for Carver Bancorp on 5/21/1997.
---------------------------------------------------------------------------------------------------------------------

                      COMPARISON OF CUMULATIVE TOTAL RETURN
             AMONG CARVER BANCORP, INC., THE NASDAQ STOCK MARKET AND
                      NASDAQ STOCKS - SAVINGS INSTITUTIONS




                               [GRAPHIC OMITTED]





---------------------------------------------------------------------------------------------------------------------
                                                   LEGEND

Symbol       CRSP Total Returns Index for:              10/1994   03/1995   03/1996   03/1997   03/1998   03/1999
------       -----------------------------              -------   -------   -------   -------   -------   -------
             CARVER BANCORP, INC.                         100.0      89.8     114.3     125.7     193.8     114.5

             AMEX Stock Market (US Companies)             100.0     108.5     147.4     163.8     248.4     334.3

             AMEX Stocks (SIC 6030-6039 US Companies)     100.0     108.0     147.6     202.0     347.0     274.6
             Savings Institutions

Notes:
     A.   The lines represent yearly index levels derived from compounded daily returns that include all dividends.
     B.   The indexes are reweighted daily, using the market capitalization on the previous trading day.
     C.   If the yearly interval, based on the fiscal year-end, is not a trading day, the preceding day is used.
     D.   The index level for all series was set to $100.0 on 10/25/1994.
     E.   No trading activity was recorded for Carver Bancorp on 5/21/1997.
---------------------------------------------------------------------------------------------------------------------


            THE COMPARISONS IN THESE TABLES ARE SET FORTH IN RESPONSE
              TO SEC DISCLOSURE REQUIREMENTS, AND THEREFORE ARE NOT
                    INTENDED TO FORECAST OR BE INDICATIVE OF
                     FUTURE PERFORMANCE OF THE COMMON STOCK.

SUMMARY COMPENSATION TABLE

     The following table sets forth cash and noncash compensation for the fiscal years ended March 31, 1999 ("fiscal 1999"), 1998 and 1997 awarded to or earned by Carver's Chief Executive Officer and by each other executive officer whose compensation exceeded $100,000 for services rendered in all capacities to Carver and Carver Federal during the fiscal year ended March 31, 1999 ("Named Executive Officers"). No other officers received total compensation in excess of $100,000 in the fiscal year ended March 31, 1999.

                                             SUMMARY COMPENSATION TABLE

                                                                                       LONG TERM COMPENSATION
                                                                          ------------------------------------------------
                                           ANNUAL COMPENSATION                   AWARDS                    PAYOUTS
                                   ------------------------------------   ----------------------    ----------------------
          (a)             (b)        (c)         (d)           (e)            (f)          (g)       (h)          (i)
                                                              OTHER       RESTRICTED
                                                             ANNUAL          STOCK                   LTIP       ALL OTHER
   NAME AND PRINCIPAL     FISCAL                           COMPENSATION      AWARDS      OPTIONS    PAYOUTS   COMPENSATION
        POSITIONS          YEAR    SALARY($)   BONUS($)       ($)(2)         ($)(3)        (#)        ($)       ($)(4)(5)
---------------------     ------   ---------   --------    ------------    ---------     -------    -------   ------------

Thomas L. Clark, Jr.(1)   1999     173,077       --            --             --          --        --          16,631
Former President and      1998     200,000     14,520          --             --          --        --          25,720
Chief Executive Officer   1997     200,000       --            --            4,274       2,072      --          17,766

-----------------------------------

(1) Mr. Clark was removed as President and Chief Executive Officer in January, 1999. No bonus, stock option or restricted stock awards were granted to Mr. Clark under the Incentive Compensation Plan, the Option Plan or the MRP during fiscal 1999. Due to the termination of Mr. Clark's employment in January, 1999, he received salary payments of $173,077 during the fiscal 1999.

(2) Does not include perquisites and other personal benefits the value of which did not exceed the lesser of $50,000 or 10% of salary and bonus.

(3) Pursuant to the Incentive Compensation Plan, an award of 518 shares of restricted stock was made to Mr. Clark on August 20, 1996, which were scheduled to vest in five equal annual installments commencing on August 20,1997. The dollar amount in the table for this 1997 award is based on the closing price of $8.25 per share of Common Stock on August 20, 1996, the award date, as reported on The Nasdaq Stock Market. When shares become vested and are distributed, the recipient also receives an amount equal to accumulated dividends and earnings thereon, if any. As of Mr. Clark's termination of employment, un-vested shares of restricted stock awarded to Mr. Clark were forfeited.

(4) Includes $4,538, $4,761 and $3,830 in matching contributions allocated to Mr. Clark's account under Carver Federal's 401(k) Plan for the fiscal years ended March 31, 1999, 1998 and 1997, respectively.

(6) Includes allocations under the ESOP of 1,382, 1,409 and 1,351 shares of Common Stock for the plan years ended December 31, 1998, 1997 and 1996 with total market values of $12,093, $20,959 and $13,003, respectively, as of March 31, 1999, 1998 and 1997 for the account of Mr. Clark.


EMPLOYMENT AGREEMENTS

     EMPLOYMENT AGREEMENT WITH DEBORAH C. WRIGHT. As of June 1, 1999, both Carver and Carver Federal entered into employment agreements to secure the services of Deborah C. Wright as President and Chief Executive Officer of Carver and Carver Federal. The employment agreement with Carver is intended to set forth the aggregate compensation and benefits payable to Ms. Wright for all services rendered to Carver and any of its subsidiaries, including Carver Federal, and to the extent that payments under Carver's employment agreement and Carver Federal's employment agreement are duplicative, payments due under Carver's employment agreement would be offset by amounts actually paid by Carver Federal for services it receives. Both employment agreements provide for an initial term of three years beginning June 1, 1999. Prior to the second anniversary date of the agreements, and each anniversary date thereafter, the term of the agreements may be extended an additional year after a review by the Boards of Carver Federal and Carver of Ms. Wright's performance. Unless the Boards or Ms. Wright determine not to extend the agreements, in general, at any point in time the remaining term of the agreements will be no longer than two years.

     The employment agreements provide for an annual base salary of $235,000 which will be reviewed annually by the Board. Under the agreements, as of June 1, 1999, Ms. Wright is entitled to a restricted stock award of 7,500 shares of Common Stock, which vest in equal installments over a three year period, and the grant of options to purchase 30,000 shares of Common Stock, 50% of which is immediately exercisable and 50% of which will become exercisable in equal installments over a three year period. In addition, the employment agreements provide for an annual incentive payment based on the achievement of certain performance goals, future grant of stock awards, a supplemental retirement benefit, additional life insurance protection and participation in the various employee benefit plans maintained by Carver and Carver Federal from time to time. The agreements also provide customary corporate indemnification and errors and omissions insurance coverage throughout the term of the agreements and for six years thereafter.

     Carver Federal or Carver may terminate Ms. Wright's employment at any time for cause as defined in the employment agreements. In the event Carver Federal or Carver terminates Ms. Wright's employment for reasons other than for cause, she would be entitled to a severance benefit equal in value to the cash compensation, retirement and other fringe benefits she would have earned had she remained employed for the remaining term of the agreements. The same severance benefits would be available if Ms. Wright resigns during the term of the employment agreements following: a loss of title, office or membership on the Board; a material reduction in her duties, functions or responsibilities; involuntary relocation of her principal place of employment by over 30 miles from its location as of June 1, 1999; other material breach of contract by Carver or Carver Federal that is not cured within 30 days; or a change in control. In the event of a change in control, the term of Ms. Wright's agreement with Carver will be three years, extended to a three year rolling period, which will convert to a fixed three year period upon notice by the board or Ms. Wright.

     A portion of the severance benefits payable to Ms. Wright under the employment agreements in the event of a change in control might constitute "excess parachute payments" under current federal tax laws. Federal tax laws impose a 20% excise tax, payable by the executive, on excess parachute payments. In the event that any amounts paid to Ms. Wright following a change of control would constitute "excess parachute payments," the employment agreement with Carver provides that she will be indemnified for any excise taxes imposed due to such excess parachute payments, and any additional income and employment taxes imposed as a result of such indemnification of excise taxes. Any excess parachute payments and indemnification amounts paid will not be deductible compensation expenses for Carver or Carver Federal.

     PENSION PLAN. Carver Federal maintains a non-contributory, tax-qualified defined benefit plan (the "Pension Plan"). As required, Carver Federal annually contributes an amount to the Pension Plan necessary to satisfy the actuarially determined minimum funding requirements in accordance with the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

     Employees who are 18 years of age or older and who have completed one year of service with Carver Federal are eligible to participate in the Pension Plan. Participants become 100% vested after five years of service, death, or termination of the Pension Plan, regardless of the participant's years of service. The Pension Plan also provides for early retirement benefits, on an actuarially reduced basis, at the election of a participant who terminates employment after age 55.

     Under the Pension Plan, each participant is entitled to a retirement benefit equal to the greater of (1) the product of 50% of final earnings (as defined in the Pension Plan) reduced by 50% of the social security amount (as defined in the Pension Plan) times the ratio of number of years of credited service (as defined in the Pension Plan) up to a maximum of 15, over 15 if the participant's employment ceased after the normal retirement age (as defined in the Pension Plan) or multiplied by the ratio of the number of years of credited service divided by the greatest of (a) 15 and (b) the number of years of credited service he or she would have had on his or her normal retirement date, if the participant's employment ceased prior to the normal retirement age (as defined in the Pension Plan), or (2) $25 multiplied by the number of the participants' months of credited service.

     The following table sets forth the estimated annual benefits that would be payable under the Pension Plan in the form of a single life annuity before reduction for the social security amount upon retirement at the normal retirement date. The amounts are expressed at various levels of compensation and years of service.


                             YEARS OF CREDITED SERVICE
           ---------------------------------------------------------------
    FINAL       15            20            25          30          35
    -----  ------------- ------------  ------------ -----------  --------
 EARNINGS
 --------

 $100,000     $50,000      $50,000       $50,000     $50,000     $50,000
  150,000      75,000       75,000        75,000      75,000      75,000
200,000(1)    100,000      100,000       100,000     100,000     100,000
250,000(1)    125,000      125,000       125,000     125,000     125,000

------------------------

(1) Under Section 401(a)(17) of the Code, a participant's compensation in excess of $160,000 (as adjusted to reflect cost-of- living increases) is disregarded for purposes of determining final earnings. The amounts shown in the table include the supplemental retirement benefits payable to Mr. Clark under his employment agreement to compensate for the limitation on includible compensation.

     Final earnings equal the average of the participant's highest three consecutive calendar years of taxable compensation during the last 10 full calendar years of employment prior to termination, or the average of the Participant's annual compensation over his or her total service, if less.

     Mr. Clark's years of Credited Service was four years and his Final Earnings were $192,398. Under the Pension Plan, Participants who cease employment with Carver before obtaining five years Credited Service generally forfeit any benefits which would accrue upon vesting and, accordingly, Mr. Clark will not receive Pension Plan benefits.

     MANAGEMENT RECOGNITION PLAN. The MRP provides for automatic grants of restricted stock to certain employees as of the effective date of the MRP. In addition, the MRP provides for additional discretionary grants of restricted stock to those employees selected by the committee established to administer the MRP. Awards generally vest in three to five equal annual installments commencing on the first anniversary date of the award, provided the recipient is still an employee of Carver or Carver Federal on such date. Awards will become 100% vested upon termination of service due to death or disability. When shares become vested and are distributed, the recipients will receive an amount equal to any accrued dividends with respect thereto.

     INCENTIVE COMPENSATION PLAN. The Incentive Compensation Plan provides incentive compensation to certain eligible employees. For each fiscal year, eligible employees will receive a bonus equal to 4% of such employee's compensation, multiplied by the lesser of 8 and the "Multiplier." In addition, each such employee will receive a restricted stock award of shares having a market value equal to 30% of the employee's bonus and an option to purchase 4 times the number of shares of restricted stock awarded to such employee.

     OPTION PLAN. The Option Plan provides for automatic option grants to certain employees as of the effective date of the Option Plan. In addition, the Option Plan provides for additional discretionary option grants to those employees selected by the committee established to administer the Option Plan with an exercise price equal to the fair market value of a share of Common Stock on the date of the grant. Options granted under the Option Plan generally vest in three to five equal annual installments commencing on the first anniversary of the effective date of the grant, provided the recipient is still an employee of Carver or Carver Federal on such date. Upon death or disability, all options previously granted automatically become exercisable.

     The following table provides certain information with respect to the number of shares of Common Stock acquired through the exercise of, or represented by, outstanding stock options held by the Named Executive Officer on March 31, 1999. Also reported is the value for any "in-the-money" options, which represent the positive spread between the exercise price of any such existing stock options and the fiscal year-end price of Common Stock, which was $8.75 per share. No new stock options were granted to the Named Executive Officer during the fiscal 1999 under either the Incentive Compensation Plan or the Option Plan.

                                         FISCAL YEAR END OPTION/SAR VALUES

                                                               NUMBER OF SECURITIES         VALUE OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED            IN-THE-MONEY
                               SHARES           VALUE         OPTIONS/SARS AT FISCAL       OPTIONS/SARS AT FISCAL
                            ACQUIRED ON      REALIZED ON           YEAR-END (1)                 YEAR-END (1)
                              EXERCISE         EXERCISE                 (#)                          ($)
NAME                             (#)              ($)        EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
-------------------------   -----------     -------------    -------------------------    -------------------------
Thomas L. Clark, Jr.             --               --               21,657/15,130                   571/858

------------------------


(1) As of March 31, 1999, Mr. Clark held 2,072 options granted to him under the Incentive Compensation Plan with an exercise price of $8.06 per share, of which 828 were exercisable and 1,244 were unexercisable. All of these options were "in-the-money" options. As of March 31, 1999, Mr. Clark also held 34,715 options granted to him under the Option Plan with an exercise price of $10.38 per share, of which 20,829 were exercisable and 13,886 were unexercisable. None of these options were "in-the-money" options.


TRANSACTIONS WITH CERTAIN RELATED PERSONS

     Applicable law requires that all loans or extensions of credit to executive officers and directors must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the general public and must not involve more than the normal risk of repayment or present other unfavorable features. Carver Federal offers loans to its directors, officers and employees, which loans are made in the ordinary course of business, and are not made with more favorable terms nor do they involve more than the normal risk of collectibility or present unfavorable features. Furthermore, loans above the greater of $25,000 or 5% of Carver Federal's capital and surplus (up to $500,000) to Carver Federal's directors and executive officers must be approved in advance by a disinterested majority of Carver Federal's Board of Directors.

     Under prior law, however, Carver had a policy of offering loans to directors, officers, employees and their immediate family members residing at the same address on terms substantially equivalent to those offered to the public, except the interest rates on loans were reduced so long as the director, officer or employee remained at Carver Federal. Under the prior policy, director Herman Johnson obtained a mortgage from Carver Federal in 1989 for an original amount of $150,000 at an interest rate of 8.50%. At March 31, 1999, the balance on such mortgage was $110,357 and the highest balance of such mortgage during fiscal 1999 was $115,842.


     On January 11, 2000, Carver sold 60,000 shares of its Series B Preferred Stock to Provender Opportunities Fund L.P., a limited partnership, at $25 per share, in a private placement. Mr. Terrell is Managing General Partner of Provender. For additional information on the Series B Preferred Stock and Mr. Terrell's appointment to the Board of Directors, see "Security Ownership of Certain Beneficial Owners," "Security Ownership of Management" and "Information with Respect to Nominees and Continuing Directors" in this proxy statement.


SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires Carver's directors and certain officers, and persons who own more than ten percent of a registered class of Carver's equity securities to file reports of ownership and changes in ownership with the SEC and the American Stock Exchange. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish Carver with copies of all Section 16(a) forms they file.

     Based solely on a review of copies of such reports of ownership furnished to Carver, or written representations that no forms were necessary, Carver believes that, during fiscal 1999, all filing requirements applicable to its officers, directors and greater than ten percent shareholders of Carver were complied with, except for the late filing with the SEC of one Form 3, "Initial Statement of Beneficial Ownership of Securities," by Anthony M. Galleno upon first becoming an executive officer of Carver, the late filing of a Form 4, "Statement of Changes in Beneficial Ownership," by Raymond L. Bruce, a former executive officer, reporting the grant of options to purchase 5,000 shares of Common Stock, and the late filing of a Form 5, "Annual Statement of Beneficial Ownership of Securities," by Mr. Bruce.


                       ==================================

                        PARTICIPANTS IN THE SOLICITATION

                       ==================================



    GENERAL. Under the proxy solicitation rules of the Exchange Act, Carver, Chief Executive Officer Deborah C. Wright and Vice President and Secretary Walter T. Bond and each of Carver's directors may each be deemed to be a "participant" in our solicitation of proxies. Information about principal occupations of directors is set forth under the section "Proposal One -- Election of Directors -- Information with Respect to Nominees and Continuing Directors." Information about the present ownership of the Voting Stock by each participant, including the right to acquire shares of Voting Stock is set forth under the section "Security Ownership of Certain Beneficial Owners and Management -- Security Ownership of Management." Information about Ms. Wright's employment agreement is set forth under the section "Proposal One -- Election of Directors -- Employment Agreements." Information about transactions between Carver and directors and executive officers is set forth under the section "Proposal One -- Election of Directors -- Transactions with Certain Related Persons." For the purpose of this proxy statement, the business address of each participant is 75 West 125th Street, New York, New York 10027. The following sets forth certain additional information about each participant required to be disclosed under the Exchange Act:

     TRANSACTIONS IN CARVER'S SECURITIES IN THE LAST TWO YEARS. Listed below are the only purchases and sales of Common Stock by each participant since January 11, 1998. This table does not include information with respect to stock option grants made under Carver's Stock Option Plan or Incentive Compensation Plan. See "Security Ownership of Certain Beneficial Owners and Management -- Security Ownership of Management" for stock option grants.

                     NUMBER OF SHARES
     NAME            PURCHASED (SOLD)        CLASS        DATE OF TRANSACTION(S)
     ----            -----------------      -------       ----------------------
Deborah C. Wright           500              Common          August 25, 1999
                            500              Common          August 27, 1999
Linda H. Dunham             500              Common          November 17, 1999

Frederick O. Terrell     60,000 (1)    Series B Preferred    January 11, 2000

------------------
(1) Represents 60,000 shares of Series B Preferred Stock purchased by Provender Opportunities Fund L.P. of which Mr. Terrell is Managing General Partner. Mr. Terrell has disclaimed beneficial ownership of these securities. See "Security Ownership of Certain Beneficial Owners and Management" for information regarding Provenders and Mr. Terrell's ownership of Carver's stock.

     OTHER INFORMATION. Except as disclosed elsewhere in this proxy statement, to the knowledge of Carver, no participant (1) owns of record any securities of Carver that are not also beneficially owned by them; (2) is, or was within the past year, a party to any contract, arrangement or understanding with any person with respect to the securities of Carver, including, but not limited to, joint ventures, loan or option arrangement, puts or calls, or the giving or withholding of proxies; (3) has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Annual Meeting; (4) beneficially owns any securities of Carver that are not owned of record; or (5) borrowed any funds to purchase any securities set forth under this section "Participants in the Solicitation." Except as disclosed elsewhere in this proxy statement, to the knowledge of Carver, no participant has any arrangement or understanding with any person (1) with respect to future employment by Carver or any of its affiliates or (2) with respect to any future transaction to which Carver or any of its affiliates will or may be a party.



                     ======================================

                                  PROPOSAL TWO

                         RATIFICATION OF APPOINTMENT OF
                              INDEPENDENT AUDITORS

                     =====================================


     The Board of Directors of Carver has appointed the firm of KPMG LLP as independent auditors for Carver for the fiscal year ending March 31, 2000, subject to ratification of such appointment by the stockholders. Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

     On December 14, 1999, we engaged KPMG LLP as our independent auditors for the fiscal year ending March 31, 2000. Since November, 1995, Mitchell & Titus LLP has been Carver's independent auditor. The decision to change auditors was recommended by Carver's

Audit Committee and was approved by Carver's Board of Directors based on a review by Carver of its accounting and tax service needs for future operations.

     During our two most recent fiscal years, there was no disagreement with Mitchell & Titus on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Mitchell & Titus, would have caused them to make reference to the subject matter of the disagreement in connection with their reports. None of the reports of Mitchell & Titus on the financial statements of Carver for either of the past two years contained an adverse opinion, a disclaimer of opinion or was qualified or modified as to uncertainty, audit scope or accounting principles. Representatives of Mitchell & Titus are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

     During our two most recent fiscal years, neither Carver nor anyone on its behalf consulted KPMG regarding: (1) the application of accounting principles to a specific completed or contemplated transaction or the type of audit opinion that might be rendered on Carver's financial statements, and no written or oral advice concerning the same was provided to Carver that was an important factor considered by Carver in reaching a decision as to any accounting, auditing or financial reporting issue; or (2) any matter that was either the subject of disagreement with Mitchell & Titus or a reportable event with respect to Carver's prior relationship with Mitchell & Titus.

              THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE
             FOR THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS
                        INDEPENDENT AUDITORS FOR CARVER.


                          ============================

                                 PROPOSAL THREE

                              STOCKHOLDER PROPOSAL

                          ===========================


     ENHANCEMENT OF SHAREHOLDER VALUE RESOLUTION

     "RESOLVED, that the shareholders assembled in person and by proxy, recommend that in order to enhance shareholder value, the Board of Directors of Carver Bancorp, Inc. engage the services of a leading investment banking firm specializing in financial institutions, with particular expertise in thrift institutions, to make recommendations to the Board of Directors as to specific actions to be taken to enhance shareholder value. These recommendations could include among others: the active solicitation of merger overtures from other financial institutions."

     SUPPORTING STATEMENT

     This resolution and supporting statement were written with the facts available to this writer as of March 1, 1999.


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



     The Bank's financial performance is UNSATISFACTORY. On February 8, 1999, the bank reported a pre-tax loss of $7.8 million. The Bank now has less shareholder equity and book value then when it finished converting to a stock company. This is a net negative return for its shareholders.

     Since 1994, the stock has traded below its offering price in every year.

     The annualized return on equity based on the first nine months ended December 31, 1998 was NEGATIVE.

     I believe that Carver's excessive overhead costs, high levels of non-earning assets and potential requirements for additional reserves compromise future earnings.

     Recent press releases citing $10 million of non-performing loans and a $500,000 increase in deposit insurance premiums signal a substantial downgrade in Carver's safety and soundness.

     With the recent management terminations, I believe the only hope for Carver Bancorp, Inc. is to be merged with a stronger and larger financial institution. I believe that a sale leading to a takeover of Carver Bank would be beneficial to both the shareholders and the customers of the Bank.

     In 1997, I presented a resolution "to sell the company for cash and/or securities valued at no less than TWENTY DOLLARS per share or 120% of the current book value, whichever value is higher." 24.1% of the shares that were voted, endorsed the proposal.

     In 1998, a resolution similar to this year's resolution received the affirmative vote of 28.4% of the shares that were voted.

     I believe that Carver's recent announcements of poor asset quality and management changes have undermined Carver's reputation in the community and the confidence of investors and regulators. In my opinion, it is improbable that Carver can long remain an independent Bank.

     37.0 % OF THE SHARES WERE NOT VOTED LAST YEAR. PLEASE VOTE THIS YEAR. I URGE YOUR SUPPORT. VOTE FOR THIS RESOLUTION.


                          ===========================

              STATEMENT OF THE BOARD OF DIRECTORS OF CARVER BANCORP
                    IN OPPOSITION TO THE STOCKHOLDER PROPOSAL

                          ===========================


     For the reasons provided below, we vigorously oppose the stockholder proposal and recommend a vote "AGAINST" the proposal.

     First, the supporting statement to the stockholder proposal is based on financial information from March of 1999 that is outdated and ignores the improvements in Carver's financial condition. In addition, the supporting statement fails to acknowledge the significant actions taken by the Board of Directors, including replacing Carver's President and Chief Executive Officer, in response to last year's poor financial results. Carver's Board of Directors hired a new Chief Executive Officer who possesses the leadership and experience to move Carver forward. In her first months as President and Chief Executive Officer, Ms. Wright has assembled an experienced management team of bankers who are focused on improving financial results and positioning Carver for profitable growth.

     Second, we believe that the stockholder proposal is unnecessary since, in restructuring the institution, Carver has been advised by leading investment bankers. The Board of Directors believes that for Carver Federal to realize its full potential, it should remain an independent community bank providing superior service to its customers. The formal retention of an investment banker would be expensive and demand a great deal of the time and resources of management and the Board of Directors. We believe that our stockholders would be better served by the investment of our management's time and resources to position Carver for the future.


     Finally, we believe the proponent of the proposal also fails to recognize the current trends prevalent in the broader stock market and the recent improvement in Carver's performance. For the nine month period January 1, 1999 to September 30, 1999, Carver reported earnings of $1.00 per share compared to $0.28 per share for the same period in the prior year. Given these facts, we believe that a sale in the current market would not be in the best interest of Carver or its stockholders.


     Our principal goal is and always will be to maximize stockholder value consistent with prudent business practices and our special mission as a community-based institution. We believe that Ms. Wright and her management team are establishing the platform necessary for stockholders to realize the rewards of an investment in Carver. The Board of Directors and Carver's management team are working aggressively to maximize the return to stockholders in the future.


                 WE BELIEVE THAT THE STOCKHOLDER PROPOSAL IS NOT
               IN THE BEST INTEREST OF CARVER AND ITS STOCKHOLDERS

          THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE AGAINST
                            THE STOCKHOLDER PROPOSAL

     Unless marked to the contrary, the shares represented by the Company's signed proxy card will be voted "AGAINST" the stockholder proposal.


                          ===========================

                             ADDITIONAL INFORMATION

                          ===========================



DATE FOR SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE ANNUAL MEETING OF STOCKHOLDERS FOR THE FISCAL YEAR ENDING MARCH 31, 2000

     Any stockholder wishing to have a proposal considered for inclusion in Carver's statement and form of proxy relating to the next annual meeting of stockholders must, in addition to other applicable requirements, set forth such proposal in writing and file it with the Corporate Secretary of Carver either:
(1) on or before September 19, 2000, if Carver's next annual meeting of stockholders is within 30 days of the anniversary date of the Annual Meeting; or
(2) within a
reasonable time before Carver begins to print and mail its proxy materials for its next annual meeting of stockholders if the date of such meeting is changed by more than 30 days from the anniversary date of the Annual Meeting.

NOTICE OF BUSINESS TO BE CONDUCTED AT ANNUAL MEETING

     The Bylaws of Carver provide an advance notice procedure for a stockholder to properly bring business before an annual meeting or to nominate any person for election to Carver's Board of Directors. The stockholder must be a stockholder of record and have given timely notice thereof in writing to the Secretary of Carver. To be timely, a stockholder's notice must be delivered to or received by the Secretary not later than the following dates: (1) with respect to an annual meeting of stockholders, 60 days in advance of such meeting if such meeting is to be held on a day which is within 30 days preceding the anniversary of the previous year's annual meeting, or 90 days in advance of such meeting if such meeting is to be held on or after the anniversary of the previous year's annual meeting; and (2) with respect to an annual meeting of stockholders held at a time other than within the time periods set forth in the immediately preceding clause (1), the close of business on the 10th day following the date on which notice of such meeting is first given to stockholders. Notice shall be deemed to first be given to stockholders when disclosure of such date of the meeting of stockholders is first made in a press release reported to Dow Jones News Services, Associated Press or comparable national news service, or in a document publicly filed by Carver with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act. A stockholder's notice to the Corporate Secretary shall set forth such information as required by the Bylaws of Carver. Nothing in this paragraph shall be deemed to require Carver to include in its proxy statement and proxy card relating to an annual meeting any shareholder proposal or nomination which does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal or nomination is received. See "Date for Submission of Stockholder Proposals for the Annual Meeting of Stockholders for the Fiscal Year Ending March 31, 2000."

OTHER MATTERS

     As of the date of this proxy statement, management does not know of any other matters to be brought before the stockholders at the Annual Meeting. If, however, any other matters not now known are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote the shares represented by all properly executed proxies on such matters in such manner as shall be determined by a majority of Carver's Board of Directors.


                          ===========================

                              FINANCIAL STATEMENTS

                          ===========================



     A copy of the Annual Report to Stockholders for the year ended March 31, 1999, containing financial statements as of March 31, 1999 and March 31, 1998 and for each of the years in the three-year period ended March 31, 1999, prepared in conformity with generally accepted accounting principles, accompanies this proxy statement. The consolidated financial statements have been audited by Mitchell & Titus, LLP whose report thereon appears in the annual report on form 10K.

     Carver has filed an annual report on Form 10-K for its fiscal year ended March 31, 1999 with the SEC. Stockholders may obtain, free of charge, an additional copy of such annual report (excluding exhibits) by writing to Walter
T. Bond, Vice President and Secretary, Carver Bancorp, Inc., 75 West 125th Street, New York, New York 10027, or by telephoning (212) 876-4747.


                                             By Order of the Board of Directors,


                                             Walter T. Bond
                                             VICE PRESIDENT AND SECRETARY

New York, New York
January __, 2000

                  TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT
                    THE ANNUAL MEETING, PLEASE SIGN, DATE AND
                PROMPTLY RETURN THE ACCOMPANYING WHITE PROXY CARD
                  IN THE ENCLOSED WHITE POSTAGE-PAID ENVELOPE.